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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2013
NORSTRA ENERGY, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-181042	27-0833279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
414 Manor Road, Laredo, Texas		78041
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(888) 474-8077
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 27, 2013, our company entered into a secured promissory note (the “Note”) in an aggregate principal amount of $100,000 pursuant to the terms of a subscription agreement between our company and Jackson Bennett, LLC.  The Note bears interest at an annual rate of 10% which is to be paid with principal in full on the maturity date of February 27, 2015.  The principal amount of the Note together with interest may be converted into shares of our common stock (the “Convertible Shares”), at the option of Jackson Bennett, LLC, at a conversion price of $0.25 per share.

The description of the subscription agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the agreement is attached hereto as exhibit 10.1, and which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 5.07	Submission of Matters to a Vote of Shareholders

Also effective February 27, 2013, the Nevada Secretary of State accepted for filing a Certificate of Amendment, wherein our company amended its Articles of Incorporation to create 50,000,000 shares of preferred stock, $0.001 par value for which the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of our company.  The creation of the preferred stock was approved by written consent from the board of directors and the holders of 54.94% of our voting securities, on February 26, 2013.  Our company’s authorized capital now consists of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock, all with a par value of $0.001.

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Item 9.01	Financial Statement and Exhibits
10.1	Subscription Agreement between Norstra Energy, Inc. and Jackson Bennett, LLC. Dated February 27, 2013.
3.1	Certificate of Amendment filed with the Nevada Secretary of State.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

norstra energy, inc.

/s/ Dallas Kerkenezov
Dallas Kerkenezov
President

Date:  March 4, 2013